Contact:
Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.                                                                                                                                                                     July 23, 2008
Phone: 408-736-6900 x168

AFOP REPORTS RECORD REVENUE AND RECORD PROFIT
IN 2nd QUARTER 2008 RESULTS

Sunnyvale, CA - July 23, 2008 - Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the second quarter ended June 30, 2008.

Revenue for the second quarter of 2008 totaled $10,323,000, a 19% increase from revenue of $8,701,000 recorded in the second quarter of 2007 and 10% increase compared with revenue of $9,401,000 for the first quarter of 2008. The Company recorded net income for the second quarter of 2008 of $1,081,000, significantly improved over $864,000 for the second quarter of 2007. This compares to net income for the first quarter of 2008 of $820,000.

Included in expenses for the quarter ended June 30, 2008 was $46,000 of stock-based compensation charges under FAS 123(R). Included in expenses for the quarter ended June 30, 2007 and the quarter ended March 31, 2008 were $103,000 and $51,000 of stock-based compensation charges under FAS 123(R), respectively.

Peter Chang, President and Chief Executive Officer, commented, "We are very pleased with the financial performance and progress AFOP made in the quarter ended June 30, 2008. With continued sequential quarterly revenue growth, we delivered record quarterly sales and generated record profits in the quarter. In addition, this is the nineteenth consecutive quarter with revenue growth over the year ago quarter."

"During the quarter, our profit margin doubled to close to 8% from the year ago quarter, while our gross margin improved from the previous quarter. Our operating profit increased to a record $821,000, significantly higher than the previous quarter of $486,000 and the year ago quarter of $375,000. We believe our performance in these areas reflects the encouraging progress made in execution of our long-term business and operational strategies."

"Based on input from our customers and current backlog, we expect that revenues in the third quarter of 2008 will continue to increase and will be above $10.5 million, which would result in another quarterly sales record for AFOP. Additionally, we are optimistic about both revenue growth and profit increasing in the remainder of 2008, compared with 2007, which could result in another record year for AFOP" concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on July 23, 2008 to discuss AFOP's second quarter 2008 financial results. To participate in AFOP's conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 289639.AFOP will also provide a live webcast of its second quarter 2008 conference call at AFOP's website: www.afop.com. An audio replay will be available until July 30, 2008. The dial in for the replay is 877-660-6853. The replay pass-codes (account # 286; conference ID#:  289639) are both required for the replay.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to future market demand, our success in executing our long-term business and operational strategies, the factors that resulted in our revenue growth, and the sustainability of those factors in future periods, future revenue growth, and our expectations regarding 2008 results, including our expectations regarding our 2008 revenues and profit, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, order trends and customer demand, the timing of customer orders, loss of key customers or orders, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended March 31, 2008. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Jun. 30, 2008	Dec. 31, 2007
ASSETS
Current assets:
Cash and short-term investments	$21,093	$36,480
Accounts receivable	6,660	5,393
Inventories	5,990	5,003
Other current assets	512	481

Total current assets	34,255	47,357

Long-term investments	15,371	-
Property and equipment, net	4,668	4,373
Other assets	249	226

Total assets	$54,543	$51,956

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,387	$4,523
Accrued expenses	3,317	3,520

Total current liabilities	8,704	8,043
Long-term liability
Other long-term liability	1,020	1,006

Total liabilities	9,724	9,049
Stockholders' equity	44,819	42,907

Total liabilities and stockholders' equity	$54,543	$51,956

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30, 2008	Mar. 31, 2008	Jun. 30, 2007	Jun. 30, 2008	Jun. 30, 2007
Revenues	$10,323	$9,401	$8,701	$19,724	$15,402
Cost of revenues	7,069	6,455	5,929	13,524	10,531

Gross profit	3,254	2,946	2,722	6,200	4,871

Operating expenses:
Research and development	895	898	848	1,793	1,537
Sales and marketing	645	668	634	1,313	1,203
General and administrative	893	894	915	1,787	1,776

Total operating expenses	2,433	2,460	2,397	4,893	4,516

Income from operations	821	486	375	1,307	355
Interest and other income, net	281	396	489	677	898

Net income before tax	$1,102	$882	$864	$1,984	$1,253
Income tax	21	62	-	83	-

Net income	$1,081	$820	$864	$1,901	$1,253

Net income per share:
Basic	$0.03	$0.02	$0.02	$0.05	$0.03
Diluted	$0.02	$0.02	$0.02	$0.04	$0.03

Shares used in per share calculation:
Basic	41,574	41,392	40,825	41,483	40,706
Diluted	44,432	44,423	45,608	44,341	45,489

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$20	$22	$41	$42	$92
Research and development	9	10	17	19	37
Sales and marketing	6	7	12	13	24
General and administrative	11	12	33	23	74

Total	$46	$51	$103	$97	$227